Contact Investor Relations Phone: (441) 278-0988 Email: investorrelations@endurance.bm

ENDURANCE REPORTS FIRST QUARTER NET INCOME OF $78.3 MILLION

PEMBROKE, Bermuda – May 6, 2009 – Endurance Specialty Holdings Ltd. (NYSE:ENH) today reported net income of $78.3 million and $1.24 per diluted common share for the first quarter of 2009 versus net income of $77.8 million and $1.13 per diluted common share in the first quarter of 2008.

Operating highlights for the quarter ended March 31, 2009 were as follows:

•	Gross premiums written of $783.3 million, a decrease of 9.8% over the same period in 2008;
•	Net premiums written of $582.9 million, a decrease of 9.0% from the first quarter of 2008;
•	Combined ratio of 92.2%, which included 10.4 percentage points of favorable prior year loss reserve development;
•	Net investment income of $64.6 million, an increase of 37.7% over the same period in 2008;
•	Operating income, which excludes after-tax realized investment gains and losses and foreign exchange gains and losses, of $88.2 million and $1.40 per diluted common share;
•	Operating return on average common equity for the quarter of 4.2%, or 16.6% on an annualized basis; and
•	Book value of $34.34 per diluted common share, up 3.9% from December 31, 2008.

Kenneth J. LeStrange, Chairman and Chief Executive Officer, commented “Endurance produced strong underwriting and investment results this quarter in the face of continued turbulence in the underwriting and investment markets. We saw improving conditions in some areas such as catastrophe exposed property insurance and reinsurance lines, aviation and some large account casualty insurance while other segments of the market, such as middle market casualty insurance and casualty reinsurance showed continued signs of competition, albeit at a moderating pace. Looking forward, our efforts over the past several years to expand our underwriting capabilities and distribution relationships has positioned us well to take advantage of potential opportunities across a broad spectrum of insurance and reinsurance lines of business.”

Operating Results
The 9.0% decrease in net premiums written in the three months ended March 31, 2009 over the same period in 2008 resulted primarily from declines in workers’ compensation premiums written in the Insurance segment as well as declines in the agriculture, marine and surety and other specialty lines of the Reinsurance segment. The decline in net premiums written was partially offset by growth in premiums written within the Insurance segment’s property, casualty, healthcare liability and professional lines and the Reinsurance segment’s catastrophe, property and casualty lines of business. Net premiums earned for the first quarter increased by $6.2 million or 1.7% from the same period in 2008 principally due to the continued earning of property and agriculture insurance premiums written in prior periods, partially offset by declines in current premiums written.

During the three months ended March 31, 2009, the Company recorded $39.3 million of favorable prior year loss reserve development compared to $41.0 million during the first quarter of 2008. For the first quarter of 2009, favorable prior year loss reserve development arose across all lines within the Insurance segment and the short tail and other lines of the Reinsurance segment.

For the three months ended March 31, 2009, the Company’s operating results were favorably impacted by a $17.7 million increase in net investment income compared to the same period in 2008. For the three months ended March 31, 2009, net investment income included mark to market gains of $10.5 million on the Company’s alternative investments and high yield loan funds compared to mark to market reductions of $16.1 million for the same period in 2008. Partially offsetting this increase in net investment income was a decline in income generated by the Company’s fixed maturity investments of $5.3 million or 9.1% for the first quarter of 2009 compared with the same period in 2008 due to lower investment yields.

Insurance Segment
Net premiums written in Endurance’s Insurance segment for the three months ended March 31, 2009 were $322.4 million compared to $356.1 million for the same period in 2008. This decline was driven by reductions in workers’ compensation premiums as a result of the Company’s exit from the California workers’ compensation market in the first quarter of 2009. The decrease in net premiums written in this line of business was partially offset by growth in net premiums written in the property, casualty, healthcare liability and professional lines of business in the first quarter of 2009 as compared to the first quarter of 2008. Earned premiums increased in the current period compared to 2008 due to the continued earning of premiums written in prior periods.

Endurance’s Insurance segment combined ratio was 84.9% in the three months ended March 31, 2009 versus a combined ratio of 104.0% for the same period in 2008. The decrease in the combined ratio the first quarter of 2009 compared to the same period in 2008 was driven predominantly by higher levels of favorable prior year loss reserve development during the current quarter. The Insurance segment’s combined ratio benefited from favorable prior year loss reserve development of $36.8 million, or 20.4 percentage points, compared to favorable prior year loss reserve development of $3.7 million, or 2.2 percentage points, for the same quarter a year ago. More favorable loss reserve development emerged in the first quarter of 2009 in all of the Insurance lines as claims have not materialized as originally estimated. Partially offsetting the decline in the net loss ratio for the current quarter was an increase in the general and administrative expense ratio compared to the same period in 2008. This increase resulted from additional direct general and administrative expenses recorded in the Company’s agriculture line as a result of strategic employee additions to meet increased policy counts and claims servicing requirements and the reduction in third party commissions and expense reimbursement offsets, due to decreases in the U.S. Federal crop insurance administrative and operating reimbursements.

Reinsurance Segment
Net premiums written in Endurance’s Reinsurance segment for the three months ended March 31, 2009 were $260.5 million, a decrease of 8.5% from the $284.6 million of net premiums written in the same period in 2008. The decline in net premiums written in the Reinsurance segment was primarily due to declines in the marine, agriculture and surety and other specialty business lines, due to non-renewals of contracts that no longer met the Company’s pricing and underwriting requirements.

For the quarter ended March 31, 2009, the Reinsurance segment’s combined ratio was 98.8% versus 68.3% during the same period of 2008. This increase resulted from the recognition of less favorable prior year loss reserve development for the first quarter of 2009 as compared to 2008. The Reinsurance segment recorded $2.5 million or 1.3 percentage points of favorable prior year loss reserve development in the first quarter of 2009 compared to $37.2 million or 18.2 percentage points for the same period in 2008. Prior year favorable loss reserve development was recorded in the short tail and other lines of the Reinsurance segment in the current quarter with the most significant decrease in favorable loss reserve development recorded in the short tail lines of business in the first quarter of 2009 compared to 2008. In addition, the Company recorded a higher level of attritional loss reserves in the current quarter to reflect the potential for increased claims from a number of smaller industry catastrophe events.

The increase in the net loss ratio for the first quarter of 2009 was partially offset by a decline in the acquisition expense ratio in the current quarter compared to the same period in 2008 generally due to lower profit commissions in the property line from increased loss estimates. Growth in the general and administrative expense ratio in the current period was primarily due to a decline in earned premiums from the same period in 2008.

Investments
Endurance’s net investment income of $64.6 million increased 37.7% or $17.7 million for the quarter ended March 31, 2009 as compared to the same period in 2008. During the first quarter of 2009, the Company’s net investment income included mark to market gains of $10.5 million on its alternative investments and high yield funds, included in other investments, as compared to losses of $16.1 million in the first quarter of 2008. Investment income generated from the Company’s fixed maturity investments decreased $5.3 million from the same period in 2008 due to lower reinvestment rates during the current quarter and a higher allocation to cash and cash equivalents and shorter duration securities. The ending book yield on the Company’s fixed maturity investments at March 31, 2009 was 4.18%, down from 4.45% at December 31, 2008 as a result of modest trading activity and lower reinvestment rates during the quarter.

Endurance’s fixed maturity portfolio, which comprises approximately 90% of the Company’s investments as of March 31, 2009, maintained an average credit quality of AAA as of March 31, 2009. During the first quarter of 2009, the Company recorded net realized investment losses of $8.9 million, driven by $12.1 million of losses from other-than-temporary impairments, which were partially offset by $3.2 million of net realized gains on sales of investments. Endurance continues to record its fixed maturity investments at fair value, with differences between amortized cost and fair value reflected as a component of other comprehensive loss provided such differences are not deemed to be other than temporary. The total return of the Company’s investment portfolio, including all invested cash and cash equivalents, fixed maturity securities, short term investments, preferred equity securities and other investments, net of investment fees, was 0.95% for the quarter ended March 31, 2009.

Endurance ended the first quarter of 2009 with cash and invested assets of $5.5 billion, an increase of approximately 2% from December 31, 2008. During the quarter, Endurance reinvested cash and cash equivalents into high quality, short duration government guaranteed corporate securities, which increased by $485.2 million at March 31, 2009 from December 31, 2008. Net operating cash flow was $128.3 million for the three months ended March 31, 2009 versus $142.7 million for the same period in 2008.

Capitalization and Shareholders’ Equity
At March 31, 2009, Endurance’s GAAP shareholders’ equity was $2.3 billion or $34.34 per diluted common share versus $2.2 billion or $33.06 per diluted common share at December 31, 2008. During the quarter ended March 31, 2009, Endurance repurchased 399,796 of its common shares and share equivalents in private and open market transactions for an aggregate repurchase price of $9.1 million.

Earnings Call
Endurance will host a conference call on May 7, 2009 at 8:30 a.m. Eastern time to discuss its financial results. The conference call can be accessed via telephone by dialing (877) 672-9216 or (706) 634-9637 (international). Those who intend to participate in the conference call should register at least ten minutes in advance to ensure access to the call. A telephone replay of the conference call will be available through May 21, 2009 by dialing (800) 642-1687 or (706) 645-9291 (international) and entering the pass code: 68800375.

The public may access a live broadcast of the conference call at the “Investors” section of Endurance’s website, www.endurance.bm.

A copy of Endurance’s financial supplement for the first quarter of 2009 will be available on Endurance’s website at www.endurance.bm shortly after the release of earnings.

Operating income, operating return on average common equity, operating income per diluted common share and operating income allocated to common shareholders are non-GAAP measures. Reconciliations of these measures to the appropriate GAAP measures are included in the attached tables.

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes property, casualty, healthcare liability, agriculture, workers’ compensation, professional lines of insurance and property, catastrophe, casualty, agriculture, marine, aerospace, and surety and other specialty lines of reinsurance. We maintain excellent financial strength as evidenced by the ratings of A (Excellent) from A.M. Best (XV size category) and A (Strong) from Standard and Poor’s on our operating subsidiaries (other than American Agri-Business Insurance Company) and A- (Excellent) from A.M. Best for American Agri-Business Insurance Company. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit www.endurance.bm.

Safe Harbor for Forward-Looking Statements

Some of the statements in this press release may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ from those indicated in the forward-looking statements. These factors include, but are not limited to, developments in the world’s financial and capital markets that could adversely affect the performance of Endurance’s investment portfolio or access to capital, changes in the composition of Endurance’s investment portfolio, competition,possible terrorism or the outbreak of war, the frequency or severity of unpredictable catastrophic events, changes in demand for insurance or reinsurance, rating agency actions, uncertainties in our reserving process, a change in our tax status, acceptance of our products, the availability of reinsurance or retrocessional coverage, retention of key personnel, political conditions, the impact of current regulatory investigations, changes in accounting policies, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2008.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands of United States dollars, except share and per share amounts)

	March 31, 2009	December 31, 2008

Assets
Cash and cash equivalents	$893,022	$1,061,994
Fixed maturity investments available for sale, at fair value	4,125,770	3,875,137
Short term investments, available for sale, at fair value	140,175	111,333
Preferred equity securities, available for sale, at fair value	16,770	25,360
Other investments	285,853	284,263
Premiums receivable, net	1,017,619	609,387
Deferred acquisition costs	157,670	160,870
Securities lending collateral	120,321	112,940
Prepaid reinsurance premiums	282,981	149,591
Losses recoverable	345,978	557,834
Accrued investment income	24,509	30,872
Goodwill and intangible assets	198,447	200,791
Deferred tax assets	32,685	20,691
Receivable on pending investment sales	97,072	3,104
Other assets	58,547	68,303

Total Assets	$7,797,419	$7,272,470

Liabilities
Reserve for losses and loss expenses	$3,154,374	$3,235,456
Reserve for unearned premiums	1,222,792	885,488
Net deposit liabilities	54,712	58,622
Securities lending payable	122,800	115,603
Reinsurance balances payable	347,494	233,561
Debt	447,370	447,468
Payable on pending investment purchases	113,007	9
Other liabilities	81,330	88,980

Total Liabilities	5,543,879	5,065,187

Shareholders’ Equity
Preferred shares
Series A, non-cumulative – 8,000,000 issued and outstanding (2008 – 8,000,000)	8,000	8,000
Common shares
57,473,048 issued and outstanding (2008 – 57,203,454)	57,473	57,203
Additional paid-in capital	1,022,773	1,029,363
Accumulated other comprehensive loss	(140,139)	(132,665)
Retained earnings	1,305,433	1,245,382

Total Shareholders’ Equity	2,253,540	2,207,283

Total Liabilities and Shareholders’ Equity	$7,797,419	$7,272,470

Book Value per Common Share
Dilutive common shares outstanding	59,803,006	60,718,312
Diluted book value per common share[a]	$34.34	$33.06

Note: All financial information contained herein is unaudited, except the balance sheet data for the year ended December 31, 2008, which was derived from Endurance’s audited financial statements.

[a] Excludes the $200 million liquidation value of the preferred shares.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands of United States dollars, except share and per share amounts)

	Quarter Ended

	March 31, 2009	March 31, 2008

Revenues
Gross premiums written	$783,306	$868,591

Net premiums written	582,915	640,787
Change in unearned premiums	(204,640)	(268,744)

Net premiums earned	378,275	372,043
Other underwriting income (loss)	3,597	(740)
Net investment income	64,550	46,878
Net realized losses on investments	(8,885)	(11,484)

Total revenues	437,537	406,697

Expenses
Losses and loss expenses	220,136	189,502
Acquisition expenses	68,274	74,374
General and administrative expenses	60,257	50,044
Amortization of intangibles	2,588	2,688
Net foreign exchange (gains) losses	(62)	3,107
Interest expense	7,555	7,534

Total expenses	358,748	327,249

Income before income taxes	78,789	79,448
Income tax expense	492	1,637

Net income	$78,297	$77,811
Preferred dividends	(3,875)	(3,875)

Net income available to common and participating common shareholders	$74,422	$73,936

Per share data
Basic earnings per common share(1)	$1.30	$1.23

Diluted earnings per common share(1)	$1.24	$1.13

Note: All financial information contained herein is unaudited, except the balance sheet data for the year ended December 31, 2008, which was derived from the Company’s audited financial statements.

(1) Effective January 1, 2009, the Company adopted Emerging Issues Task Force Issue No. 03-6-1, “Participating Securities and the Two-Class Method” (“EITF 03-6-1”), which requires basic and diluted earnings per share to be calculated under the two-class method if there are participating securities. Participating securities include unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents. The Company’s unvested restricted shares issued under its stock compensation plans receive nonforfeitable cash dividends and thus are participating securities as defined by EITF 03-6-1.

The two-class method is an income allocation approach to the calculation of earnings per share. Net income available to common and participating common shareholders has been allocated between common and participating shareholders based on their receipt of declared or paid dividends with the remaining amount allocated based on the common and participating shareholders proportional number of shares outstanding. The weighted average number of common and common equivalent shares outstanding excludes participating securities. Basic and Diluted earnings per common share are calculated by dividing net income allocated to common shareholders by the weighted average number of common shares outstanding and weighted average common and common equivalent shares outstanding, respectively. The impact of changing from the treasury stock method to the two-class method of calculating earnings per share resulted in a decrease of $0.02 on basic earnings per common share and $0.01 on diluted earnings per common share for the three months ended March 31, 2009. Amounts for the period ended March 31, 2008 have been restated to reflect this change, which resulted in a decrease of $0.03 on basic earnings per common share and $0.02 on diluted earnings per common share.

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars)

	For quarter ended March 31, 2009

	Insurance	Reinsurance	Deposit Accounting(1)	Deposit Adjusted Reinsurance	Reported Totals

Revenues
Gross premiums written	$522,214	$263,378	$(2,286)	$261,092	$783,306
Ceded premiums written	(199,784)	(607)	—	(607)	(200,391)

Net premiums written	322,430	262,771	(2,286)	260,485	582,915

Net premiums earned	180,674	198,475	(874)	197,601	378,275
Other underwriting income	2,959	—	638	638	3,597

	183,633	198,475	(236)	198,239	381,872

Expenses
Net losses and loss expenses	98,804	121,422	(90)	121,332	220,136
Acquisition expenses	24,841	42,940	493	43,433	68,274
General and administrative expenses	29,759	30,498	—	30,498	60,257

	153,404	194,860	403	195,263	348,667

Underwriting income (loss)	$30,229	$3,615	$(639)	$2,976	$33,205

Net loss ratio	54.7%	61.2%		61.4%	58.2%
Acquisition expense ratio	13.7%	21.6%		22.0%	18.1%
General and administrative expense ratio	16.5%	15.4%		15.4%	15.9%

Combined ratio	84.9%	98.2%		98.8%	92.2%

(1) Reconciles the Company’s underwriting results by segment to the Company’s financial statement presentation.

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars)

	For quarter ended March 31, 2008

	Insurance	Reinsurance	Deposit Accounting (1)	Deposit Adjusted Reinsurance	Reported Totals

Revenues
Gross premiums written	$585,134	$285,478	$(2,021)	$283,457	$868,591
Ceded premiums written	(228,993)	1,189	—	1,189	(227,804)

Net premiums written	356,141	286,667	(2,021)	284,646	640,787

Net premiums earned	167,982	205,735	(1,674)	204,061	372,043
Other underwriting loss	—	—	(740)	(740)	(740)

	167,982	205,735	(2,414)	203,321	371,303

Expenses
Net losses and loss expenses	130,950	61,202	(2,650)	58,552	189,502
Acquisition expenses	23,117	51,157	100	51,257	74,374
General and administrative expenses	20,561	29,483	—	29,483	50,044

	174,628	141,842	(2,550)	139,292	313,920

Underwriting (loss) income	$(6,646)	$63,893	$136	$64,029	$57,383

Net loss ratio	78.0%	29.7%		28.7%	50.9%
Acquisition expense ratio	13.8%	24.9%		25.1%	20.0%
General and administrative expense ratio	12.2%	14.3%		14.5%	13.5%

Combined ratio	104.0%	68.9%		68.3%	84.4%

(1) Reconciles the Company’s underwriting results by segment to the Company’s financial statement presentation.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED FINANCIAL RATIOS

As Reported

	For the quarter ended March 31

	Insurance		Reinsurance		Total

	2009	2008	2009	2008	2009	2008

Loss ratio	54.7%	78.0%	61.4%	28.7%	58.2%	50.9%
Acquisition expense ratio	13.7%	13.8%	22.0%	25.1%	18.1%	20.0%
General and administrative expense ratio	16.5%	12.2%	15.4%	14.5%	15.9%	13.5%

Combined ratio	84.9%	104.0%	98.8%	68.3%	92.2%	84.4%

Effect of Prior Year Net Loss Reserve Development
Favorable / (Unfavorable)

	For the quarter ended March 31

	Insurance		Reinsurance		Total

	2009	2008	2009	2008	2009	2008

Loss ratio	20.4%	2.2%	1.3%	18.2%	10.4%	11.0%

Net of Prior Year Net Loss Reserve Development

	For the quarter ended March 31

	Insurance		Reinsurance		Total

	2009	2008	2009	2008	2009	2008

Loss ratio	75.1%	80.2%	62.7%	46.9%	68.6%	61.9%
Acquisition expense ratio	13.7%	13.8%	22.0%	25.1%	18.1%	20.0%
General and administrative expense ratio	16.5%	12.2%	15.4%	14.5%	15.9%	13.5%

Combined ratio	105.3%	106.2%	100.1%	86.5%	102.6%	95.4%

ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATION

TOTAL PREMIUMS WRITTEN BY SEGMENT

(in thousands of United States dollars)

The following table shows Endurance’s gross and net premiums written for the quarters ended March 31, 2009 and 2008:

	Quarter Ended March 31, 2009		Quarter Ended March 31, 2008

	Gross Premiums Written	Net Premiums Written	Gross Premiums Written	Net Premiums Written

Insurance
Property	$27,751	$17,487	$31,183	$15,003
Casualty	30,624	17,880	25,124	15,113
Healthcare liability	19,713	17,209	16,492	16,492
Workers’ compensation	30,579	16,929	83,480	75,906
Agriculture	378,410	223,303	413,419	222,400
Professional lines	35,137	29,622	15,436	11,227

Subtotal Insurance	$522,214	$322,430	$585,134	$356,141

Reinsurance
Casualty	$75,392	$75,168	$68,965	$70,167
Property	34,788	34,788	34,619	34,591
Catastrophe	109,448	109,448	105,234	105,156
Agriculture	4,859	4,859	10,911	10,911
Aerospace and Marine	12,227	12,132	36,536	36,626
Surety and other specialty	24,378	24,090	27,192	27,195

Subtotal Reinsurance	$261,092	$260,485	$283,457	$284,646

Total	$783,306	$582,915	$868,591	$640,787

ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATIONS

(in thousands of United States dollars, except share and per share amounts)

The following is a reconciliation of Endurance’s net income, net income per diluted common share, net income allocated to common shareholders under the two-class method and annualized return on average common equity to operating income, operating income per diluted common share, operating income allocated to common shareholders under the two-class method and operating return on average common equity (all non-GAAP measures) for the quarters ended March 31, 2009 and 2008:

	Quarter Ended

	March 31, 2009	March 31, 2008

Net income	$78,297	$77,811
Add (Less) after-tax items:
Net foreign exchange gains	(49)	(10)
Net realized losses on investments	9,948	11,726

Operating income before preferred dividends	$88,196	$89,527
Preferred dividends	(3,875)	(3,875)

Operating income available to common and participating common shareholders	$84,321	$85,652

Operating income allocated to common shareholders under the two-class method	$82,753	$84,145

Weighted average dilutive common shares	59,007,221	64,173,506

Operating income per diluted common share	$1.40	$1.31

Average common equity [a]	$2,030,412	$2,325,217

Operating return on average common equity	4.2%	3.7%

Annualized operating return on average common equity	16.6%	14.7%

Net income	$78,297	$77,811
Preferred dividends	(3,875)	(3,875)

Net income available to common and participating common shareholders	$74,422	$73,936

Net income allocated to common shareholders under the two-class method	$73,037	$72,632

Net income per diluted common share	$1.24	$1.13

Return on average common equity, Net income	3.7%	3.2%

Annualized return on average common equity, Net income	14.7%	12.7%

[a] Average common equity is calculated as the arithmetic average of the beginning and ending common equity balances for the stated period, which excludes the $200 million liquidation value of the preferred shares.

Operating income and operating income per diluted common share are internal performance measures used by Endurance in the management of its operations. Operating income allocated to common shareholders (excludes unvested restricted shares outstanding which are considered participating) per diluted common share represents operating income divided by weighted average dilutive common shares, which has been calculated in accordance with the two-class method under U.S. GAAP. Operating income represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Endurance believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income and net income per dilutive common share determined in accordance with the two-class method under GAAP, Endurance believes that showing operating income and operating income per dilutive common share enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of operations in a manner similar to how management analyzes Endurance’s underlying business performance. Operating income and operating income per dilutive common share should not be viewed as substitutes for GAAP net income and net income per dilutive common share, respectively.

Endurance presents return on equity as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

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